Exhibit 99.1

Bitstream Inc. Announces United States Department of Justice Clearance

MARLBOROUGH, Mass. —March 13, 2012—Bitstream Inc. (Nasdaq: BITS) today announced that the United States Department of Justice (the “DOJ”) has closed its inquiry into the proposed merger (the “Merger”) between Bitstream and Monotype Imaging Holdings Inc. As previously announced, Bitstream has fixed March 8, 2012 as the record date (the “Record Date”) for the spin-off (the “Spin-Off”) distribution of its wholly-owned subsidiary, Marlborough Software Development Holdings Inc. (“MSDH”). On March 14, 2012, each owner of Bitstream Class A Common Stock will receive a distribution of one share of MSDH Common Stock for each share of Bitstream Class A Common Stock that they owned as of the close of trading on the Nasdaq Capital Market on the Record Date.

Bitstream’s stockholders will vote to approve the Merger at a special meeting of stockholders on March 19, 2012 (the “Special Meeting”). Subject to such stockholder approval and satisfaction or waiver of all closing conditions to the Merger, it is expected that the Merger will be completed immediately following the Special Meeting on March 19, 2012.

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2010, as supplemented by Bitstream’s subsequent quarterly reports on Form 10-Q in 2011. We undertake no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise after the date of this document.

About the Spin-Off

The shares of MSDH to be issued in the Spin-Off will be distributed pursuant to a prospectus dated February 14, 2012 filed as part of MSDH’s registration statement on Form S-1, File No. 333-177915, that was declared effective by the Securities and Exchange Commission on February 14, 2012. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any MSDH securities nor will there be any distribution of the MSDH common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Investors:

James P. Dore

VP and Chief Financial Officer

Bitstream Inc.

500 Nickerson Road

Marlborough, MA 01752-4695

617-520-8377

jdore@pageflex.com